UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No.   )

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SURGE COMPONENTS, INC.

(Name of Registrant as Specified In Its Charter)

Bradley P. Rexroad
Michael D. Tofias

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Concerned Stockholders of Surge Components Issues Letter to Fellow Stockholders

Shocked and Outraged at Management’s Adoption of Poison Pill with Extremely Restrictive Triggering Threshold

Appalled that Management Would Restrict How Much Stock Shareholders May Purchase

DEER PARK, New York, October 10, 2016 – (Business Wire) – Concerned Stockholders of Surge Components, Inc.” (“CSSC” or “we”), a group of long-term investors in Surge Components, Inc. (OTCPK: SPRS) (“Surge” or the “Company”) today issued the following letter to fellow shareholders:

October 10, 2016

Dear Fellow Stockholder,

We were shocked and outraged to see the announcement on October 7, 2016, that Surge Components, Inc. (the “Company”) adopted a poison pill without stockholder approval. Even worse, this poison pill includes an incredibly restrictive triggering threshold of just 4.99%. In other words, the Board of Directors—who is supposed to be working for you—has put a limit on how much stock you are allowed to buy.

Why did the Board do this? They will claim it is to protect the Company’s net operating losses. But the real reason is that the Board wants to limit your ability to buy stock in advance of the record date for this year’s annual meeting where we will be giving stockholders the opportunity to elect two highly qualified, independent directors.

And yet, adopting the poison pill was not enough for the Board. They waited just long enough before adopting the poison pill for Steve Lubman—one of the directors standing for election this year—to complete five open market purchases totaling 38,140 shares. We believe that these are the first open market purchases of the Company’s stock that Mr. Lubman has ever made, and they were completed three days before the poison pill was adopted! These purchases would not have been permitted had the poison pill been in place.

The adoption and timing of the poison pill are further examples of the Board’s utter disregard for stockholders. They are using the poison pill—cloaked under the veil of preserving stockholder value—to entrench themselves in office. Why is the Board panicking at the prospect of having two new knowledgeable and independent directors join the Board? Why are they wasting stockholders’ money on legal fees for entrenchment devices instead of improving the Company?

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Let us remind you that over the past five years preceding August 26, 2016 (when we first went public with our concerns), the Company’s stock price declined by 17% while the S&P 500 and Russell 2000 indices have produced returns of 105% and 92%, respectively. Additionally, over the preceding 20 years the Company’s stock price dropped by 85% while the S&P 500 returned 375% and the Russell 2000 returned 387%. Current management has been in place during that entire 20-year span.

We continue to believe that the Company should be sold, preferably to a strategic buyer.

Please contact us to discuss the Company. WE WANT TO SPEAK WITH YOU. We can be reached by phone at +1-507-86SURGE (507-867-8743) or by email at concernedsurgestockholders@gmail.com. We have also established a website at www.concernedsurgestockholders.com.

Very truly yours,

Concerned Stockholders of Surge Components

/s/ Mike Tofias	/s/ Brad Rexroad

Mike Tofias	Brad Rexroad

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Bradley P. Rexroad and Michael D. Tofias (the “Concerned Stockholders”) are participants in the solicitation of proxies from stockholders of Surge Components, Inc. (“Company”) in connection with Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). On September 27, 2016, the Concerned Stockholders filed a preliminary proxy statement in connection with the Annual Meeting. Prior to the Annual Meeting, the concerned Stockholders intend to furnish a definitive proxy statement to the Company’s stockholders, together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Mr. Rexroad is the beneficial owner of approximately 6.8% of Company’s common stock. Mr. Tofias is the beneficial owner of approximately 15.6% of Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, is included in the preliminary proxy statement.

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Stockholders may obtain, free of charge, the preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Concerned Stockholders with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Concerned Stockholders’ definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Concerned Stockholders with the SEC in connection with the Annual Meeting will also be available, free of charge, by contacting the Concerned Stockholders at conceredsurgestockholders@gmail.com or by telephone at 1-507-86SURGE (507-867-8743).

Contact:

For Concerned Stockholders of Surge Components, Inc.

Bradley Rexroad, +1-507-86SURGE (507-867-8743)

concernedsurgestockholders@gmail.com

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